Exhibit 99.1

REDWOOD TRUST TO HOST INVESTOR DAY ON SEPTEMBER 14, 2021

MILL VALLEY, CA – Tuesday, September 7, 2021 – Redwood Trust, Inc. (NYSE: RWT), a leader in expanding access to housing for homebuyers and renters, today announced that it will host a hybrid Investor Day in New York City on Tuesday, September 14, 2021.

The event will start at 11:00 a.m. Pacific Time / 2:00 p.m. Eastern Time. The event will feature presentations from Redwood's senior leadership team and question and answer sessions.

Investor Day Highlights

•	Presentations from Redwood's Senior Leadership Team

•	“Future of Housing Finance” Panel featuring:

o	Michael Bright – CEO, Structured Finance Association

o	Armando Falcon – CEO, Falcon Capital Advisors and Director, Redwood Trust

o	Bernadette Kogler – Co-founder and CEO, RiskSpan

A live video webcast will be available and can be accessed on Redwood Trust's website at http://www.redwoodtrust.com. A replay of the webcast will be also be available on the website following the live event.

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on several distinct areas of housing credit. Our operating platforms occupy a unique position in the housing finance value chain, providing liquidity to growing segments of the U.S. housing market not served by government programs. We deliver customized housing credit investments to a diverse mix of investors, through our best-in-class securitization platforms; whole-loan distribution activities; and our publicly-traded shares. Our consolidated investment portfolio has evolved to incorporate a diverse mix of residential, business purpose and multifamily investments. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, capital appreciation, and a commitment to technological innovation that facilitates risk-minded scale. Since going public in 1994, we have managed our business through several cycles, built a track record of innovation, and a best-in-class reputation for service and a common-sense approach to credit investing. Redwood Trust is internally managed, and structured as a real estate investment trust ("REIT") for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com or connect with us on LinkedIn, Twitter, or Facebook.

CONTACT

Investor Relations

Lisa Hartman – SVP, Head of Investor Relations

Phone: 866-269-4976

Email: investorrelations@redwoodtrust.com

Media Relations

Sard Verbinnen & Co

Email: Redwood-SVC@sardverb.com